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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (Date of earliest event reported): NOVEMBER 20, 2002



                        BINDVIEW DEVELOPMENT CORPORATION
               (Exact name of registrant as specified in charter)



        TEXAS                    000-24677                  76-0306721
(State of Incorporation)        (Commission              (I.R.S. Employer
                                  File No.)             Identification No.)


     5151 SAN FELIPE, 25TH FLOOR
            HOUSTON, TEXAS                                      77056
(Address of Principal Executive Offices)                      (Zip Code)


       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (713) 561-4000



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ITEM 5.

OTHER EVENTS.

         On November 20, 2002, BindView Development Corporation ("BindView" or "the Company") announced to its employees that its board of directors has approved a voluntary stock-option exchange program for employees other than executive management. Under the program, such employees have the right to surrender all or a portion of existing stock options having an exercise price at or above $3.00 per share for a reduced number of new options to be issued at least six months and one day thereafter. (Following common practice, an option to purchase X number of shares, where X is a particular number, is referred to here in the plural as "X options.") The number of new options to be granted to a given employee will be according to the exchange ratio set forth in the following table:

     Existing option exercise
         price per share                            Exchange ratio
--------------------------------------       -----------------------------------
      $3.00 to $4.99                         2 new options for 3 old options
      $5.00 to $8.99                         1 new option for 2 old options
      $9.00 and above                        1 new option for 3 old options

           The exercise price of the new options will be the fair market value of the Company's common stock on the grant date of the new options. Members of the Company's executive management and members of the Company's board of directors are not eligible to participate in the exchange. If all of the approximately 2.1 million options priced at $3.00 per share or above are surrendered, the option-exchange program will reduce the total number of common shares issuable upon the exercise of outstanding options by approximately 1.2 million shares.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       BINDVIEW DEVELOPMENT CORPORATION



Dated:  November 21, 2002              By:   /s/ EDWARD L. PIERCE
                                            -----------------------------
                                                Edward L. Pierce,
                                               Senior Vice President
                                             and Chief Financial Officer



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